UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 12, 2014

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No)

2829 Townsgate Road, Suite 350

Westlake Village, CA  91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 12, 2014, the Board of Directors of LTC Properties, Inc. adopted a new Cash Bonus Incentive Plan for senior management.  Ms. Simpson (Chairman, Chief Executive Officer and President), Ms. Shelley-Kessler (Executive Vice President, Chief Financial Officer and Corporate Secretary), and Mr. Malin (Executive Vice President and Chief Investment Officer) are the participants in the Cash Bonus Incentive Plan.  Their individual cash bonus amounts will be determined by reference to threshold, target, and high levels of performance in each of three metrics:  (i) diluted normalized FFO per share; (ii) new investments; and (iii) subjective factors including but not limited to individual performance, capital structure management, credit ratings, dividend growth and total shareholder return relative to peers. The diluted normalized FFO metric may be adjusted to reflect the pro forma impact of changes to LTC’s capital structure, strategic changes, and other items that were not contemplated in the annual budget approved by the Board of Directors.

FFO, as defined by the National Association of Real Estate Investment Trusts (or NAREIT), means net income available to common stockholders excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Normalized FFO and diluted normalized FFO, including the means of calculating each, is disclosed in LTC’s quarterly earnings releases.

Other executive officers of LTC continue to be eligible to receive cash bonuses within the discretion of the Board of Directors.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: February 19, 2014	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
Chairman, CEO & President